Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED statement of income

On May 31, 2023, Ready Capital Corporation, a Maryland corporation (the “Company” or “Ready Capital”), and RCC Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Ready Capital (the “RCC Merger Sub”), consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of February 26, 2023 (the “Merger Agreement”), with Broadmark Realty Capital Inc., a Maryland corporation (the “Broadmark”), pursuant to which Broadmark merged with and into RCC Merger Sub, with RCC Merger Sub continuing as the surviving company and a subsidiary of the Company (the “Merger”).

Upon completion of the Merger (the “Effective Time”) and under the terms of the Merger Agreement, each outstanding share of common stock, par value $0.001 per share, of Broadmark (the “Broadmark Common Stock”) (other than shares held by Ready Capital or RCC Merger Sub or by any wholly owned subsidiary of Ready Capital, RCC Merger Sub or Broadmark, which were automatically cancelled and retired and ceased to exist) was converted into the right to receive from Ready Capital 0.47233 (the “Exchange Ratio”) newly issued shares of common stock, par value $0.0001 per share, of Ready Capital (“Ready Capital Common Stock”). No fractional shares of Ready Capital Common Stock were issued in the Merger, and the value of any fractional interests to which a former holder of Broadmark Common Stock was otherwise entitled was paid in cash.

As of the Effective Time, each award of restricted stock units that was not a Broadmark Performance RSU Award granted pursuant to the Broadmark Equity Plan (each a “Broadmark RSU Award”) was assumed by Ready Capital and converted into an award of restricted stock units with respect to a number of shares of Ready Capital Common Stock equal to the product of (i) the total number of shares of Broadmark Common Stock subject to such Broadmark RSU Award as of immediately prior to the Effective Time and (ii) the Exchange Ratio (rounded to the nearest whole share), on the same terms and conditions as were applicable to such Broadmark RSU Award as of immediately prior to the Effective Time.

The unaudited pro forma condensed combined statement of income is presented for the year ended December 31, 2023. The historical results of Ready Capital were derived from its audited consolidated statement of income for the year ended December 31, 2023, that was included in its Annual Report on Form 10-K for the year then ended, filed on February 28, 2024. The historical results of Broadmark were derived from its unaudited consolidated statement of income for the five months ended May 31, 2023. The transactions are reflected in the combined company’s consolidated balance sheets as of September 30, 2024 and consolidated statement of income for the nine-month period ended September 30, 2024. Therefore, the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of income for the nine-month period ended September 30, 2024 are not presented in the following unaudited pro forma condensed combined financial information.

The adjustments for the unaudited pro forma condensed combined statement of income for the year ended December 31, 2023, were prepared assuming the Merger was completed on January 1, 2023. Assuming the Merger was completed on January 1, 2023, the increase in equity of the combined company would have resulted in an increase in the management fees under the Amended and Restated Management Agreement, dated as of May 9, 2016 (as amended, the “Ready Capital Management Agreement), among Ready Capital, certain of Ready Capital’s subsidiaries and Waterfall Asset Management, LLC (the “Ready Capital Manager”). The unaudited pro forma condensed combined statement of income may not be indicative of the results of operations that would have occurred if the events reflected therein had been in effect on the dates indicated or the results which may be obtained in the future. In preparing the unaudited pro forma condensed combined statement of income, no adjustments have been made to reflect the potential operating synergies and administrative cost savings or the costs of integration activities that could result from the combination of Ready Capital and Broadmark. Transaction accounting adjustments are not expected to have any tax provision impact as all activities will occur under subsidiaries of Ready Capital.

The following unaudited pro forma condensed combined statement of income has been prepared for illustrative purposes only and has been adjusted to reflect certain reclassifications in order to conform to Ready Capital’s financial statement presentation. The unaudited pro forma condensed combined statement of income was prepared using the acquisition method of accounting for business combinations pursuant to ASC 805, Business Combinations, with Ready Capital considered the acquirer for accounting purposes. The statement is not necessarily indicative of the results of operations in future periods or the results that actually would have been realized had Ready Capital and Broadmark been combined during the specified period. The following unaudited pro forma condensed combined statement of income, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical financial statements referred to above and other information relating to Ready Capital contained in its Annual Report on Form 10-K for the year ended December 31, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2023

	Ready Capital		Broadmark
	Corporation	Broadmark	Financial		Transaction
	(Accounting	(Accounting	Statement		Accounting
(In Thousands, except share data)	Acquirer)	Acquiree)	Adjustments (B)		Adjustments		Pro Forma Combined
Interest income	945,814	31,778	-		-		977,592
Interest expense	(716,468)	(4,771)	-		-		(721,239)
Net interest income before provision for loan losses	229,346	27,007	-		-		256,353
Recovery of (provision for) loan losses	(7,230)	(4,634)	-		-		(11,864)
Net interest income after recovery of (provision for) loan losses	222,116	22,373	-		-		244,489
Non-interest income
Net realized gain on financial instruments and real estate owned	65,008	-	(27)	f	-		64,981
Net unrealized gain (loss) on financial instruments	9,718	-	-		-		9,718
Servicing income	21,161	-	-		-		21,161
Income on purchased future receivables, net	2,387	-	-		-		2,387
Income (loss) on unconsolidated joint ventures	(905)	-			-		(905)
Other income	103,127	-	8,913	a, b	-		112,040
Fee income	-	7,300	(7,300)	a	-		-
Real property revenue from operations	-	1,613	(1,613)	b	-		-
Bargain purchase gain	207,972	-	-		(18,306)	C2	189,666
Total non-interest income	408,468	8,913	(27)		(18,306)		399,048
Non-interest expense
Employee compensation and benefits	(81,530)	(7,263)	-		-		(88,793)
Allocated employee compensation and benefits from related party	(10,837)	-	-		-		(10,837)
Professional fees	(34,738)	-	(2,013)	d	-		(36,751)
Management fees - related party	(25,103)	-	-		(3,522)	C1	(28,625)
Incentive fees - related party	(1,791)	-	-		-		(1,791)
Loan servicing expense	(40,811)	-	-		-		(40,811)
Transaction related expenses	(17,764)	(13,330)	-		-		(31,094)
Other operating expenses	(59,591)	-	(10,901)	c, d, e	-		(70,492)
General and administrative	-	(6,044)	6,044	d	-		-
Real property operating expenses and depreciation	-	(5,866)	5,866	c	-		-
Goodwill impairment	-	-	-		-		-
Gain on sale of real property	-	(27)	27	f	-		-
Impairment on real property	-	(1,004)	1,004	e	-		-
Total non-interest expense	(272,165)	(33,534)	27		(3,522)		(309,194)
Income before provision for income taxes	358,419	(2,248)	(782)		(21,828)		334,343
Income tax provision	(7,174)	-	-		-		(7,174)
Net income from continuing operations	351,245	(2,248)	-		(21,828)		327,169
Income (loss) from discontinued operations before benefit (provision) for income taxes	(3,779)	-	-		-		(3,779)
Income tax benefit (provision)	945	-	-		-		945
Net income (loss) from discontinued operations	(2,834)	-	-		-		(2,834)
Net income	348,411	(2,248)	-		(21,828)		324,335
Less: Dividends on preferred stock	7,997	-	-		-		7,997
Less: Net income attributable to non-controlling interest	8,960	-	-		(219)		8,741
Net income attributable to Ready Capital Corporation	331,454	(2,248)	-		(21,609)		307,597
Earnings per common share from continuing operations - basic	2.27	(0.02)	-		(0.35)		2.11
Earnings per common share from discontinued operations - basic	(0.02)	-	-		-		(0.02)
Total earnings per common share - basic	2.25	(0.02)	-		(0.35)		2.09
Earnings per common share from continuing operations - diluted	2.24	(0.02)	-		(0.35)		2.08
Earnings per common share from discontinued operations - diluted	(0.02)	-	-		-		(0.02)
Total earnings per common share - diluted	2.22	(0.02)	-		(0.35)		2.06
Weighted-average shares outstanding
Basic	146,841,594	131,736,643	-		62,229,429		146,841,594
Diluted	148,567,026	132,055,531	-		62,229,429		148,567,026

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(A) Basis of Presentation

Under the terms of the Merger Agreement, in connection with the Merger, each outstanding share of Broadmark Common Stock (other than shares held by Ready Capital or RCC Merger Sub or by any wholly owned subsidiary of Ready Capital, RCC Merger Sub or Broadmark, which were automatically cancelled and retired and ceased to exist) was converted into the right to receive from Ready Capital 0.47233 newly issued shares of Ready Capital Common Stock. No fractional shares of Ready Capital Common Stock were issued in the Merger, and the value of any fractional interests to which a former holder of Broadmark Common Stock was otherwise entitled was paid in cash.

On May 31, 2023, Ready Capital completed the Merger and issued 62.2 million shares of Ready Capital Common Stock to the former holders of Broadmark Common Stock. The total purchase price for the Merger of $637.2 million consisted of the Ready Capital Common Stock issued based on a share price of $10.24, or the opening price of a share of Ready Capital Common Stock on the acquisition date.

Upon the closing of the Merger and after giving effect to the issuance of shares of Ready Capital Common Stock as consideration in the Merger, Ready Capital’s historical stockholders owned approximately 64% of the outstanding Ready Capital Common Stock, while historical Broadmark stockholders owned approximately 36% of the outstanding Ready Capital Common Stock.

Calculation of Bargain Purchase Gain (in thousands)
Net asset value of Broadmark	$904,288
Fair value adjustments (1)	$(77,393)
Fair value of net assets acquired	$826,895
Shares of Ready Capital Common Stock issued	62,229,429
Fair value per share of Ready Capital Common Stock(2)	$10.24
Total consideration transferred based on fair value of Ready Capital Common Stock to be issued	$637,229
Bargain purchase gain	$189,666

(1)	Relates to fair value adjustments to the assets and liabilities acquired, which are primarily comprised of a $58 million impairment to Real estate owned, held for sale.

(2)	The opening share price of Ready Capital Common Stock as of May 31, 2023.

(B) Accounting Presentation and Policies

Financial Statement Reclassifications

The unaudited pro forma condensed combined statement of income has been compiled in a manner consistent with the accounting policies adopted by Ready Capital. Certain balances from the consolidated statement of income of Broadmark were reclassified to conform the presentation to that of Ready Capital.

The following Statement of Income reclassifications have been made from Broadmark’s income statement information derived from its unaudited statement of operations for the five months ended May 31, 2023:

a)	Reclassified Fee income to Other income.

b)	Reclassified Real property revenue from operations to Other income.

c)	Reclassified Real property operating expenses and depreciation to Other operating expenses.

d)	Reclassified General and administrative to Other operating expenses and Professional fees.

e)	Reclassified Impairment on real property to Other operating expenses.

f)	Reclassified Gain on sale of real property to Net realized gain on financial instruments and real estate owned.

(C) Pro Forma Merger Adjustments

The unaudited pro forma combined statement of income for the year ended December 31, 2023, reflects the following adjustments:

C1)	Assumes an adjustment for management fees given the increase in equity from the Merger, assuming it was completed on January 1, 2023. Adjustment relates to the impact of the management fees under the Ready Capital Management Agreement Pursuant to the terms of the Ready Capital Management Agreement, the Ready Capital Manager is paid a management fee calculated and payable quarterly in arrears equal to 1.5% per annum of Ready Capital’s stockholders’ equity (as defined in the Ready Capital Management Agreement) up to $500 million and 1.00% per annum of stockholders’ equity in excess of $500 million.

C2)	Adjustment relates to bargain purchase gain from the Merger.

Earnings Per Share

The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share are based on the combined basic and diluted weighted average shares, after giving effect to the Exchange Ratio, as follows (in thousands, except share data):

For the year ended December 31, 2023
Numerator:
Net income attributable to common stockholders - Ready Capital	$331,454
Net income (loss) attributable to common stockholders - Broadmark	$(2,248)
Pro Forma Merger Adjustments	$(21,609)
Net income attributable to common stockholders - Combined Company	$307,597
Denominator:
Ready Capital weighted average common shares outstanding - basic	146,841,594
Ready Capital Common Stock issued to Broadmark stockholders	62,229,429
Pro forma weighted average common shares outstanding – basic	146,841,594
Effect of dilutive shares	1,725,432
Pro forma weighted average common shares outstanding - diluted	148,567,026
Basic per common share data:
Net income per weighted average common share	2.09
Diluted per common share data:
Net income per weighted average common share	2.06